EXHIBIT 99.1

Educational Development Corporation Announces Quarterly Dividend

TULSA, Okla., Nov. 28, 2016 (GLOBE NEWSWIRE) -- Randall White, CEO, Educational Development Corporation ("EDC") (NASDAQ:EDUC) (http://www.edcpub.com) announces the declaration of their quarterly cash dividend.

The Board of Directors has authorized a $0.09 per share cash dividend, which will be paid on December 16, 2016 to shareholders of record December 09, 2016.

About Educational Development Corporation
Educational Development Corporation sells children’s books, including Usborne Books and the Kane Miller line of international children’s titles through a multi-level sales organization of independent consultants, through 5,000 retail stores and over the Internet. More than 1,600 different titles are available for children of all ages, with periodic new additions.

Contact:
Educational Development Corporation
Randall White, (918) 622-4522